Exhibit 3.3

[FORM OF AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION
OF
GHL ACQUISITION CORP.]

GHL ACQUISITION CORP., a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.           The name of the Corporation is “GHL Acquisition Corp.”

2.           The Corporation was incorporated under the name “GHL Acquisition Corp.” by the filing of its original Certificate of Incorporation in the office of the Secretary of State of the State of Delaware on September 24, 2007 (the “Original Certificate”).

3.           This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”) amends, restates and integrates the provisions of the Original Certificate of the Corporation.

4.           This Amended and Restated Certificate was duly approved and adopted by the written consent of the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware.

5.           The text of the Original Certificate is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is GHL Acquisition Corp. (the “Corporation”).

SECOND: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

THIRD: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is the Corporation Service Company.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 201,000,000, of which 200,000,000 shares shall be Common Stock with a par value of $0.0001 per share (the “Common Stock”) and 1,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”).

A.           Preferred Stock.  Subject to paragraph (J) of Article SIXTH, the Board of Directors (the “Board”) is expressly granted authority, by resolution or resolutions thereof, to provide out of the unissued shares of Preferred Stock, to effect an Initial Business Combination (as defined below) or otherwise, one or more series of Preferred Stock, and to fix for each such series the number of shares constituting such series, the voting rights, full or limited, and any designations, powers, preferences and any relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof as shall be applicable to the shares of each series and shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of Section 242(b)(2) of the DGCL, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.           Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The Corporation’s existence shall terminate on [insert date that is 24 months from the date of the final prospectus] (such date, the “Termination Date”). This provision may only be amended in connection with, and become effective in connection with, the consummation of an Initial Business Combination (defined below). A proposal to so amend this section to provide for the perpetual existence of the Corporation shall be submitted to the stockholders of the Corporation in connection with any proposed Initial Business Combination pursuant to paragraph (A) of Article SIXTH below.

SIXTH: The following paragraphs (A) through (J) shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) and terminating upon the consummation of an Initial Business Combination, and may not be amended during the Target Business Acquisition Period (as defined below) without the unanimous consent of the holders of all of the Corporation’s outstanding shares of Common Stock.

“Initial Business Combination” shall mean the Corporation’s first merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction with one or more businesses or assets (“Target Business” or “Target Businesses”), whose collective Fair Market Value (as defined below) is equal to at least 80% of the balance in the Trust Account (as defined below) at the time of such transaction, excluding Deferred Underwriting Compensation (as defined below) deposited therein, and resulting in ownership by the Corporation of at least 50.1% of the voting equity interests or membership interests of the Target Business or Businesses, as applicable, or in the case of a Target Business that is a partnership, the acquisition of the general partner.  Any acquisition of multiple Target Businesses shall occur substantially simultaneously.

“Fair Market Value” for purposes of this Article SIXTH shall be the fair market value of the Target Business or Target Businesses, as applicable, determined by the Board using such generally accepted valuation methodologies as the Board shall determine are appropriate for the Target Business or Target Businesses, as applicable. If the Board is not able to determine independently that the Target Business or Target Businesses has a sufficient Fair Market Value to meet the threshold criterion, it shall obtain an opinion in that regard from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority or other nationally recognized appraiser with expertise in the specific industry in question. The Corporation shall not be required to obtain an opinion from an investment banking firm or other appraiser as to the Fair Market Value of the Target Business or Businesses if the Board independently determines that the Target Business or Businesses have sufficient Fair Market Value to meet the threshold criterion.

“IPO” shall mean the initial public offering of securities of the Corporation pursuant to an effective registration statement.

“IPO Shares” shall mean the shares of Common Stock issued in the IPO.

“Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s IPO up to and including the first to occur of (a) the consummation of an Initial Business Combination or (b) the Termination Date.

“Trust Account” shall mean the trust account established by the Corporation at the consummation of the IPO and into which (x) a certain amount of the net proceeds of the IPO, including any amount that is or will become due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into with the underwriters of the IPO, is deposited, as well as (y) the proceeds of the private placement of the Private Placement Warrants (defined below) concurrently with the consummation of the IPO is deposited.

A.           Prior to the consummation of an Initial Business Combination, the Corporation shall submit such proposed Initial Business Combination to its stockholders for approval regardless of whether such Initial Business Combination is of a type that normally would require such stockholder approval under the DGCL.  In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if (i) such Initial Business Combination is approved by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, (ii) a majority of the outstanding shares of the Common Stock are voted in favor of an amendment to this Amended and Restated Certificate to provide for the perpetual existence of the Corporation and (iii) no more than 30% of the IPO Shares (minus one share) are voted against such Initial Business Combination and are exercised for the conversion rights described in paragraph (C) below. The Corporation shall not seek to consummate an Initial Business Combination in which stockholders owning less than 30% of the IPO Shares (minus one share) are unable to elect conversion pursuant to the provisions of paragraph (C) below.

B.           Upon consummation of the IPO, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account at least $393,600,000 (or $451,500,000 if the underwriters’ over-allotment option is exercised in full or, if the underwriters’ over-allotment option is exercised in part, the corresponding portion thereof), comprising (i) $385,600,000 of the net proceeds of the IPO, including $13,300,000 in Deferred Underwriting Compensation (or $443,500,000 of the net proceeds, including $15,400,000 in Deferred Underwriting Compensation, if the over-allotment option is exercised in full or, if the over-allotment option is exercised in part, a corresponding portion of such amount) and (ii) $8,000,000 of the proceeds from the Corporation’s issuance and sale in a private placement of 8,000,000 warrants (the “Private Placement Warrants”) to Greenhill & Co., Inc. (“Greenhill”) concurrent with the consummation of the IPO.

C.           In the event that the Corporation seeks approval of an Initial Business Combination in accordance with paragraph (A) above, each holder of IPO Shares (each a “Public Stockholder”) may, at its option prior to such vote, elect to demand that the Corporation convert such stockholder’s IPO Shares into cash, at a per share conversion price (the “Conversion Price”), calculated as of two business days prior to the consummation of such Initial Business Combination, equal to the quotient determined by dividing (i) the amount in the Trust Account, including any interest income earned thereon, net of income taxes payable on such interest income, that has not been distributed to the Corporation to cover its working capital expenses as described in paragraph (G) below, by (ii) the total number of IPO Shares.  In the event that an Initial Business Combination is consummated by the Corporation in accordance with paragraph (A) above, (x) the Corporation shall promptly convert the IPO Shares held by Public Stockholders that elected to exercise their conversion rights and voted against such Initial Business Combination into cash at the Conversion Price, and (y) only such Public Stockholders shall be entitled to receive distributions from the Trust Account in connection with the consummation of such Initial Business Combination and the Corporation shall pay no distributions with respect to any other shares of capital stock of the Corporation in connection therewith. Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his, her or it or any person with whom he, she or it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding, disposing, or voting of the Corporation’s securities, will be restricted from seeking conversion rights with respect to more than 10% of the IPO Shares.

D.           In the event that the Corporation does not consummate an Initial Business Combination by the Termination Date, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable and the Corporation shall distribute to the Public Stockholders on a pro rata basis the amount in the Trust Account, including any interest income earned thereon, net of income taxes payable on such interest income, that has not been distributed to the Corporation to cover its working capital expenses and pay the costs and expenses incurred by the Corporation in connection with its dissolution and liquidation as described in paragraph (G) below, except for amounts paid or reserved for payment to creditors in accordance with the DGCL as soon as reasonably practicable. In the event the Corporation is so dissolved and liquidated, only the holders of record of IPO Shares as of the Termination Date shall be entitled to receive pro rata liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

E.           A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event (i) such holder of IPO Shares demands conversion of its shares under the circumstances described in and in accordance with paragraph (C) above or (ii) the Corporation has not consummated an Initial Business Combination by the Termination Date as described in paragraph (D) above. Except as may be required under applicable law, in no other circumstances shall a holder of shares of capital stock of the Corporation, including IPO Shares, have any right or interest of any kind in or to the Trust Account.

F.           Unless and until the Corporation has consummated an Initial Business Combination as permitted under this Article SIXTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or otherwise. The Corporation will not enter into an Initial Business Combination with any entity in which Greenhill, the Corporation’s officers or directors or their affiliates has a material financial interest, nor will the Corporation acquire any company in which a merchant banking fund advised by Greenhill has a material financial interest.

G.           The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s income tax liability associated with the interest and other income earned on the proceeds held in the Trust Account and the payment of any franchise taxes, (ii) for the release of interest income earned on the proceeds held in the Trust Account of up to $5,000,000 (subject to proportional increase if the underwriters’ over-allotment option is exercised in full or in part), net of any income tax payable on such amount, to the Corporation to fund the Corporation’s working capital requirements, (iii) in connection with an Initial Business Combination or thereafter, including the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation’s liquidation, including the release of additional interest income earned on the proceeds held in the Trust Account of up to $100,000, net of any income tax payable on such amount, to the Corporation for payments of costs and expenses incurred by the Corporation in connection with its liquidation, or (v) as otherwise set forth herein or required by applicable law.

H.           The Corporation shall not make any payments to its initial stockholders, officers, directors and their or the Corporation’s affiliates, unless such payment shall have been reviewed and approved by the Audit Committee or is otherwise permitted by this paragraph (H).  The Corporation shall not make any payments to a member of the Audit Committee unless such payment shall have been reviewed and approved by the Board, with any member of the Board that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its initial stockholders, officers, directors or any of their or the Corporation’s affiliates, any finder’s fee or other compensation for services rendered to it prior to or in connection with the consummation of an Initial Business Combination; provided that the Corporation’s initial stockholders, officers, directors and their and the Corporation’s affiliates shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with identifying, investigating, structuring, negotiating, and consummating an Initial Business Combination from the amounts not held in the Trust Account and any interest income which may be released to the Corporation from the Trust Account pursuant to paragraph (G)(ii) above. Notwithstanding anything to the contrary set forth in this paragraph (H), payments of an aggregate of $10,000 per month for office space, secretarial and administrative services to Greenhill and repayments of advances of up to $250,000 in the aggregate made to the Corporation by Greenhill to cover IPO related and organizational expenses shall not be subject to the provisions of this paragraph (H).

I.           The members of the Audit Committee shall review the requirements of this Article SIXTH at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof. In addition, the members of the Corporation’s Audit Committee shall review the terms of all agreements (the “IPO Agreements”) between the Corporation and any of its officers or directors included as exhibits to the Registration Statement filed by the Corporation with the Securities and Exchange Commission to register the IPO Shares at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article SIXTH or the terms and provisions of each IPO Agreement.

J.           The Corporation may not in any event issue any securities convertible, exercisable or redeemable into Common Stock, shares of Common Stock or Preferred Stock prior to an Initial Business Combination that participate in or is otherwise entitled in any manner to any of the proceeds in the Trust Account or that vote as a class with the Common Stock on an Initial Business Combination.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.           Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B.           The Board shall have the power and is expressly authorized, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation, subject to the power of stockholders to alter or repeal any bylaw whether adopted by them or otherwise.

C.           The Board in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) (“Majority Vote”), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.           Subsequent to the consummation of the IPO, except as may otherwise be provided in a Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

E.           In addition to the powers and authorities hereinbefore or by law expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of Delaware, of this Amended and Restated Certificate, and to any bylaws; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

F.           Upon consummation of the IPO, the Board shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The Board is authorized to assign members of the Board to such classes to be effective at the time the Board classification becomes effective. The directors in Class I shall be elected for a term expiring at the first Annual Meeting of Stockholders following consummation of the IPO, the directors in Class II shall be elected for a term expiring at the second Annual Meeting of Stockholders following consummation of the IPO and the directors in Class III shall be elected for a term expiring at the third Annual Meeting of Stockholders following consummation of the IPO. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy. Notwithstanding the foregoing provisions of this paragraph (F), directors, if any, elected by the holders of any outstanding series of Preferred Stock pursuant to a Preferred Stock Designation, shall not be subject to the classification provisions or provisions for filling vacancies on the Board provided in this paragraph (F) unless expressly specified in the applicable Preferred Stock Designation.

EIGHTH: The following paragraphs shall apply with respect to liability and indemnification of the Corporation’s officers and directors and certain other persons:

A.           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.           The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: The Corporation hereby acknowledges and agrees that, notwithstanding any other provision of this Amended and Restated Certificate:

A.           Nothing herein shall in any way limit or be construed as limiting the ability of Greenhill, any member of the Board or any officer of the Corporation who is Affiliated with Greenhill or any of their respective Affiliates (each, an “Unlimited Party”) to, and such Unlimited Parties may, in the past, present or future, carry out and engage in any and all activities associated with any business, including, without limitation, providing advice on mergers, acquisitions and restructurings, managing merchant banking funds and making principal investments (including investments in the Unlimited Parties or in other entities, including, without limitation, direct competitors of the Corporation), trading, brokerage, agency, financing, derivatives, foreign exchange and asset management activities, and for the avoidance of doubt and without limiting the generality of the foregoing, the Unlimited Parties may: (i) purchase and hold long or short positions, otherwise make investments, trade or otherwise effect transactions, for their own account or the account of their clients, in debt or equity securities or loans of any entities that could be suitable Target Businesses or that may directly or indirectly compete with any or all of the business of the Corporation (the “Other Companies”); and (ii) provide financial advice to the Other Companies.

B.           The Unlimited Parties may have information that may be of interest or value to the Corporation (the “Information”) regarding various matters, including, without limitation, (i) each Unlimited Party’s plans, services and strategies, (ii) current and future investments each Unlimited Party has made, may make, may consider or may become aware of with respect to other companies and other products, services and technology, including without limitation, any Other Companies, and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, including, without, limitation, any Other Companies. The Corporation agrees that the Unlimited Parties shall have no duty to disclose any Information to the Corporation or to permit the Corporation to participate in any investments or transactions based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Corporation if it were aware of such Information.

C.           Without limiting the foregoing, the doctrine of corporate opportunity shall not apply with respect to the Corporation, and (A) the Unlimited Parties shall have no obligation to refrain from (i) engaging in any business opportunity, transaction or other matter that involves any potential Target Business or that involves developing, marketing or using any products or services that compete, directly or indirectly, with those of the Corporation (whether presently existing or arising in the future) (an “Other Business”), (ii) investing or owning any interest publicly or privately in, entering into any venture, agreement or arrangement with, or developing a business relationship or strategic relationship with, any entity engaged in any Other Business, (iii) doing business with any client or customer of the Corporation or (iv) employing or otherwise engaging a former officer or employee of the Corporation; (B) neither the Corporation nor any Unlimited Party shall have any right in or to, or to be offered any opportunity to participate or invest in, any Other Business engaged or to be engaged in by any Unlimited Party or any right in or to any income or profits therefrom; and (C) no Unlimited Party shall have any duty to communicate or offer to the Corporation any opportunity to participate or invest in, or share in any income or profits derived from, any Other Business engaged or to be engaged in by such Unlimited Party.

D.           The Corporation expressly authorizes and consents to the involvement of each Unlimited Party in any Other Business and expressly waives, to the fullest extent permitted by applicable law, any right to assert any claim that any such involvement breaches any duty owed to the Corporation or to any stockholder of the Corporation or to assert that such involvement constitutes a conflict of interest by such Unlimited Party with respect to the Corporation or any of its subsidiaries or any stockholder; and nothing contained herein shall limit, prohibit or restrict any designee serving on the Board from serving on the board of directors or other governing body or committee of any Other Companies.

Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to the provisions of this Article TENTH.

As used in this Article TENTH, the term “Affiliate” shall have the meaning set forth in Rule 12b‑2 promulgated under the Securities Exchange Act of 1934, as amended.

ELEVENTH: Subject to the provisions set forth in Article SIXTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors, officers and any other persons are subject to this reserved power.

TWELFTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged by the undersigned as of this the   day of __________, 2008.

Signature Page to Amended and Restated Certificate of Incorporation of
GHL Acquisition Corp.